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                                                                           FINAL


                                                                   EXHIBIT 10.31


                             JOINT VENTURE AGREEMENT

                                     BETWEEN

                         RADIANCE MEDICAL SYSTEMS, INC.

                                       AND

                                 GLOBE CO., LTD.

                             JOINT VENTURE AGREEMENT

This Agreement (this "Agreement") made and entered into this 15th day of June, 1999 by and between Radiance Medical Systems, Inc. ("RADIANCE"), a corporation organized and existing under the laws of Delaware and having its principal office of business at 13900 Alton Parkway, Suite 122, Irvine, California, U.S.A. and Globe Co., Ltd. ("GLOBE"), a corporation organized and existing under the laws of Japan and having its principal office of business at #306, 1-10-12, Takakura-cho, Miyakojima-ku, Osaka, Japan.

WHEREAS, RADIANCE has sophisticated technology in the field of catheters for intravascular radiation therapy, energy emitting radiation sources, angioplasty, and the like;

WHEREAS, GLOBE has extensive knowledge and experience in medical supply in the field of cardiovascular applications;

WHEREAS, RADIANCE and GLOBE, companies with experience and expertise in the manufacture and marketing of cardiovascular medical equipment, wish to further enhance the mutual relationship and establish a joint venture company for its supply of such medical equipment.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree as follows:

SECTION 1. DEFINITIONS

When used in this Agreement, each of the terms set forth in this Section 1 shall have the meaning indicated below:

1.1 "RADIATEC" shall mean a joint-stock corporation (Kabushiki Kaisha) to be incorporated under the laws of Japan by joint venture investment by RADIANCE and GLOBE in the manner provided for in Section 2 and whose corporate name shall be Radiatec Kabushiki Kaisha in Japanese and Radiatec, Inc. in English.

1.2 "PARTIES" and "PARTY" shall mean the parties hereto, and either of them, respectively.

1.3 "PRODUCT(S)" Shall mean the radiation delivery balloon catheter irradiated for radiation on therapy for the prevention of restenosis and any other products to be added from time to time by mutual agreement between the Parties.

1.4 "GOVERNMENTAL APPROVAL(S)" shall mean the approval, authorization and permit by Japanese government and quasi-government authorities such as the Ministry of Health and Welfare and the Agency of Science and Technology for the commercial sale of the Products in Japan and such approval includes approval and establishment of the health reimbursement price with respect to the Products.



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SECTION 2. FORMATION OF RADIATEC

2.1     ORGANIZATION AND REGISTRATION

The Parties shall, as soon as possible after the date hereof, cause RADIATEC as described in this Agreement, to be organized and registered under the laws of Japan. All costs necessary therefor shall be borne by RADIATEC. The registered head office of RADIATEC shall be located at #306, 1-10-12, Takakuracho, Miyakojima-ku, Osaka, Japan. The Parties shall closely cooperate and consult with each other with respect to the procedures for and particulars relating to the organization and registration of RADIATEC.

2.2     ASSETS OF RADIATEC

RADIATEC shall utilize the facilities from the existing facilities of GLOBE at no cost to RADIATEC. RADIATEC shall own the Japanese rights in the Governmental Approval(s) for the Products, provided however, that in the event of any termination for whatever reason of this Agreement, all such rights shall revert to RADIANCE or its designee and the parties shall cooperate in such transfer.

2.3     BUSINESS PURPOSES OF RADIATEC

The main business activities of RADIATEC shall be to import and distribute the Product(s). At the time of the organization and registration of RADIATEC pursuant to this Section 2.1, the Articles of Incorporation of RADIATEC shall contain the following business objectives and purposes:

        (i) To engage in the business of importing and distributing the Product(s); and

        (ii) To do any and all things related or incidental to the business mentioned above.

2.4     RIGHT OF FIRST REFUSAL FOR THE PRODUCT(S)

RADIATEC shall have the right of first refusal for all variations of the Product(s) for other medical applications to be developed by RADIANCE. Accordingly, if at any time RADIANCE proposes to offer a third party rights to distribute such Products for other medical applications in Japan, it shall first offer such rights to RADIATEC. Any such first offer shall set forth the terms and other conditions of such offer, and shall be made in writing by registered airmail postage prepaid, and shall state that the offer shall remain effective until whichever of the following events shall first occur:

        (i) Dispatch of a notice of refusal in writing by RADIATEC to whom such first offer has been made; or

        (ii) The lapse of thirty (30) days after the date of receipt of such first offer.

Acceptance of any such first offer which has been made pursuant to this Section
2.4 shall be effective upon dispatch by RADIATEC of acceptance thereof by registered airmail, postage prepaid, if such dispatch occurs within thirty (30) days after the date of receipt of such offer.



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If, after a first offer has been extended pursuant to this Section 2.4, RADIATEC refuses or fails to accept such offer, RADIANCE shall have the right to offer rights to any person, natural or juridical, who is not a Party to this Agreement, if the terms offered to such person as aforesaid are no more favorable to such person than the terms on which such rights were first offered to RADIATEC pursuant to this Section 2.4.

2.5     ARTICLES OF INCORPORATION OF RADIATEC

The Articles of Incorporation of RADIATEC shall be drafted substantially in accordance with the draft Articles of Incorporation in English attached hereto as ANNEX I, and shall be separately agreed upon by the Parties.

2.6     CAPITAL OF RADIATEC AND CAPITAL CONTRIBUTION BY EACH OF THE PARTIES

The authorized capital of RADIATEC shall be four thousand (4,000) shares of common stock, with par value of fifty thousand yen (Yen50,000) per share. At the time of incorporation of RADIATEC, RADIATEC shall issue one thousand (1,000) shares of common stock, with par value of fifty thousand yen (Yen50,000) per share and with aggregate par value of fifty million yen (Yen50,000,000), and all of such shares shall be subscribed for by the Parties. The number of shares to be subscribed for and the amount to be paid in cash for such subscription by the Parties shall be as follows:

        NAME                        NUMBER OF SHARES        AMOUNT TO BE PAID
        ----                        ----------------        -----------------
        GLOBE                            490                   Yen24,500,000
        RADIANCE                         510                   Yen25,500,000

2.7     ADDITIONAL CONTRIBUTION BY RADIANCE AND GLOBE

The Parties shall take appropriate measures to fund the costs and expenses for obtaining the Government Approval(s), in proportion to their relative interests in RADIATEC.

2.8     INTELLECTUAL PROPERTY

RADIANCE and GLOBE each agree to grant a license, free of charge, to RADIATEC to use any and all intellectual property of the parties relevant to the marketing of the Product(s) whether presently owned or hereinafter created; provided, however, that with respect to the use of any intellectual property of RADIANCE, RADIATEC shall be subject to any restrictions under the Supply Agreement to be entered into by and between RADIANCE and RADIATEC. Such licenses will terminate on termination of this Agreement.

2.9     MARKETS AND NON-COMPETITION

Each of the Parties intends that RADIATEC shall engage in the importation and sale of the Product(s) in order for Cosmotec Co., Ltd. to distribute such Product(s) in Japan. To that end, except as otherwise agreed by the Parties, GLOBE hereto covenants and agrees not to sell products similar to or competitive with the Product(s) in Japan, and RADIANCE covenants and agrees not to sell within Japan, directly or indirectly, any radiation delivery balloon catheters except through RADIATEC.

2.10    FISCAL YEAR



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The fiscal year of RADIATEC shall commence on the first day of January each year and end on the thirty first day of December of such year.

2.11    SUPPLY AGREEMENT AND INTERNATIONAL DISTRIBUTOR AGREEMENT

In addition to the incorporation of RADIATEC, the Parties shall have RADIATEC enter into (i) the Supply Agreement with RADIANCE in the form attached hereto as ANNEX II (the "Supply Agreement") and (ii) the International Distributor Agreement in the form attached hereto as ANNEX III (the "International Distributor Agreement").

2.12    RESPONSIBILITIES FOR OBTAINING GOVERNMENTAL APPROVAL(S)

GLOBE shall be responsible for assisting RADIATEC in obtaining Governmental Approval(s), including assisting it in managing, at RADIATEC's expense, all animal trials and human clinical trials required to obtain such Government Approval(s). RADIANCE shall supply to RADIATEC sample Products for the said animal trials and human clinical trials.

SECTION 3. GENERAL MEETING OF SHAREHOLDERS

3.1     MEETINGS OF SHAREHOLDERS

General meetings of shareholders shall be convened at the principal office of RADIATEC, or at such other place as the shareholders may agree to in writing. A notice of a general meeting of shareholders in the Japanese language together with an English translation attached thereto shall be dispatched to each shareholder at least two weeks prior to the day on which such meeting is to be held. Such notice shall set forth the items of business to come before the meeting and shall be furnished either by physical delivery, by mail or facsimile.

The period of notice may be shortened by the unanimous written consent of the shareholders.

3.2     RESOLUTIONS OF MEETINGS OF SHAREHOLDERS

Except as otherwise required by mandatory provisions of law, a quorum for a general meeting of the shareholders of RADIATEC shall require the presence, in person or by proxy, of shareholders of RADIATEC holding more than two-thirds (2/3) of the total issued and outstanding shares of RADIATEC entitled to vote. Except as otherwise required by mandatory provisions of law, resolutions of general meetings of shareholders of RADIATEC shall be adopted by the affirmative vote of a majority of the shares represented in person or by proxy at a meeting at which a quorum is present.

SECTION 4. BOARD OF DIRECTORS

4.1     AUTHORIZATION OF THE BOARD OF DIRECTORS

Except as otherwise required by mandatory provisions of law or as provided for in the Articles of Incorporation of RADIATEC, responsibility for the management, direction and control of RADIATEC shall be vested in the Board of Directors of RADIATEC. The number of directors shall, unless otherwise agreed between RADIANCE and GLOBE, be four (4).

Any of the following matters shall require a resolution by the Board of Directors adopted by an affirmative vote of a majority of the number of directors authorized in accordance with the preceding sentence:



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(a)     approval of the proposals for any increase or decrease in the authorized capital of RADIATEC;

(b) any increase or decrease in the issued capital of RADIATEC or the issuance of any indebtedness or other claim capable of being converted into an interest in the equity of RADIATEC;

(c) any purchase or lease of any capital equipment other than in the ordinary course of business;

(d) any borrowing or assumption of debt, whether in one or more borrowings, which would cause the total outstanding indebtedness of RADIATEC to be more than Yen100,000,000;

(e) any increase in the number of Directors or Statutory Auditors or any change with respect to the Board, (including the appointment of a replacement Representative Director) in the event of any Representative Director's or other Director's resignation, death, inability to act, or other incapacity;

(f)     approval of the annual marketing and sales plan of Product(s);

(g) approval of the price at which Product(s) will be sold to Cosmotec Co., Ltd.; and

(h) approval of the proposals relating to the disposition of profits and losses (including, but not limited to, the payment of dividends to the shareholders).

4.2     ELECTION OF DIRECTORS

The directors of RADIATEC shall be elected at a general meeting of shareholders. Two (2) of the directors shall be individuals nominated by RADIANCE, and two (2) shall be individuals nominated by GLOBE. Each of the Parties hereby agrees to vote its shares of RADIATEC at the general meeting so as to elect the directors nominated by the other Party.

In the case of the death, resignation or other removal of a director prior to the end of his term of office, each of the Parties agrees to vote its shares of RADIATEC so as to appoint as his replacement a director nominated by the Party who nominated the director whose death, resignation or removal was the cause of such vacancy.

4.3     MEETINGS OF THE BOARD OF DIRECTORS

A notice calling a meeting of the Board of Directors in the Japanese language together with an English translation attached thereto shall be issued to each director not less than one week before the meeting. Such notice shall set forth the items of business to come before the meeting and shall be dispatched either by physical delivery, by mail, or by facsimile. The term requirement of such notice period may be shortened or dispensed with by the written consent thereto of all of the directors.

4.4     RESOLUTIONS OF THE BOARD OF DIRECTORS

Except as otherwise required by this Agreement or as provided for in the Articles of Incorporation of RADIATEC resolutions of the Board of Directors shall be adopted (i) at a



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meeting at which a majority of the directors duly elected to office pursuant to
Section 4.2 are present and (ii) by an affirmative vote of a majority of the directors present thereat.

SECTION 5. REPRESENTATIVE DIRECTOR, PRESIDENT AND OFFICERS

The number of representative directors of RADIATEC shall, unless otherwise agreed between RADIANCE and GLOBE, be two (2). The representative directors of RADIATEC shall be elected at a meeting of the Board of Directors. One (1) of the representative directors shall be an individual nominated by RADIANCE, and one shall be an individual nominated by GLOBE. Each of the Parties hereby agrees to have the directors it nominated to exercise their vote at the meeting of the Board of Directors so as to elect the representative director nominated by the other Party.

The Parties shall jointly nominate the president of RADIATEC from among the representative directors upon mutual agreement who shall manage the day to day affairs of RADIATEC. Each of the Parties hereby agrees to have the directors it nominated to exercise their vote at a meeting of the Board of Directors so as to elect the president so nominated. Further, other officers may be elected by a meeting of the Board of Directors in accordance with agreement between the Parties.

SECTION 6. AUDITOR

RADIATEC shall have one (1) statutory auditor, jointly nominated by the Parties. Each of the Parties hereby agrees to vote its shares of RADIATEC at its general meeting of shareholders to elect the statutory auditor jointly nominated by the Parties. In the case of the death, resignation or other removal of the Statutory auditor prior to the end of his term of office, the Parties agree to vote their shares so as to appoint a replacement jointly nominated by the Parties.

SECTION 7. TRANSFERS, ETC., OF SHARES

7.1     GENERAL RESTRICTIONS ON TRANSFERS, ETC.

Except as otherwise expressly provided for in this Agreement or as agreed upon between the Parties, each of the Parties hereby covenants and agrees not to sell, assign, pledge or in any other manner transfer title or rights to, or otherwise encumber, any of the shares of RADIATEC held by it, or to take any action leading to or likely to result in any of the foregoing.

7.2     PROVISION IN THE ARTICLES OF INCORPORATION

In implementation of the above Section 7.1, the Parties agree that the Articles of Incorporation of RADIATEC shall at all times contain the following provision:
"Any transfer of shares of the Corporation shall require the approval of the Board of Directors."

7.3     RIGHT OF FIRST REFUSAL

Each Party hereby extends to the other Party a right of first refusal with respect to acquisition of the shares of RADIATEC held by it. Accordingly, if at any time either Party desires to transfer all or some of the shares of RADIATEC held by it (other than a transfer of the shares held by RADIANCE to be made in connection with the sale or other transfer of substantially all the business of RADIANCE relating to the Product(s), such Party shall first offer to sell said shares to the other Party or its nominee. Any such first offer shall set forth the price per share at which the relevant share(s) are offered, and shall be made in writing by registered airmail postage



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prepaid, and shall state that the offer shall remain effective until whichever of the following events shall first occur:

        (i) Dispatch of a notice of refusal in writing by the Party to whom such first offer has been made; or

        (ii) The lapse of thirty (30) days after the date of receipt of such first offer.

Acceptance of any such first offer which has been made pursuant to this Section
7.3 shall be effective upon dispatch by the Party to whom such offer has been made of written notice of acceptance thereof by registered airmail, postage prepaid, if such dispatch occurs within thirty (30) days after the date of receipt of such offer; provided, however, that acceptance with respect to part of the shares offered to sell shall be deemed refusal of such offer.

7.4     REJECTION OF/FAILURE TO ACCEPT ETC., A FIRST OFFER

If, after a first offer has been extended pursuant to Section 7.3, the offeree refuses such offer or fails to accept such offer with respect to all of the shares of RADIATEC so offered, the offeror shall have the right to offer such shares to any person, natural or juridical, who is not a Party to this Agreement, if the transfer price of the shares offered to any such person as aforesaid is equal to or greater than the price at which the same shares were first offered to the other Party pursuant to Section 7.3, and further provided that any transfer of shares of RADIATEC to a third party pursuant to this
Section 7.4 shall be conditional upon the full and unconditional assumption by any such third party transferee of all of the obligations of the transferor provided for in this Agreement.

SECTION 8. CONFIDENTIALITY OF INFORMATION

Each Party agrees to keep strictly secret and confidential and not to disclose to any third party any information acquired from the other Party or from RADIATEC, except to the extent that disclosure to RADIATEC may be required by this Agreement, the Supply Agreement or the International Distributor Agreement or to the extent that disclosure is expressly permitted by this Agreement, the Supply Agreement or the International Distributor Agreement. Such secrecy obligations shall not apply to any information obtained from the other Party or from RADIATEC (i) which is or becomes published or otherwise generally available to the public, other than through the willful or negligent act or omission of either of the Parties or RADIATEC or any of their employees, or (ii) which is, at the time of disclosure, in the possession of the party to which such information is furnished. Such obligations, as so limited, shall survive termination of this Agreement.

SECTION 9. DISPATCH OF PERSONNEL

9.1 To the extent approved by the Board of Directors, GLOBE shall dispatch to RADIATEC personnel necessary for RADIATEC to conduct its business, by seconding them to RADIATEC.

9.2 Salary or any other employment conditions of personnel as mentioned in the preceding Section 9.1 and refund, etc. of the expenses relating thereto shall be decided separately by mutual agreement between the Parties.

SECTION 10. DEADLOCK PROVISIONS



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If the Directors nominated by RADIANCE and the Directors nominated by GLOBE are unable to pass an identical resolution at two successive board of directors' meetings the Parties agree to negotiate for the sale of all of one Party's shares of RADIATEC to the other Party. If negotiations fail, either Party may demand the liquidation of RADIATEC, in which case each of the Parties shall vote its shares of RADIATEC at its general meeting of shareholders to approve liquidation of RADIATEC, so that RADIATEC will be liquidated in accordance with
Section 11 below.

SECTION 11. LIQUIDATION

If RADIATEC is liquidated whether by mutual consent, according to section 10 or otherwise, the assets of RADIATEC shall, after payment to all creditors, except applicable taxes, be distributed to GLOBE and RADIANCE in accordance with the rate of each shareholding.

SECTION 12. PAYMENTS AND TAXES

12.1    MANNER AND PLACE OF PAYMENTS

All payments to be made to the Parties by RADIATEC and to RADIATEC by the Parties relating to this Agreement shall be made in Japanese yen.

12.2    WITHHOLDING TAXES

Any sum required under the tax laws of Japan to be withheld by RADIATEC for the account of RADIANCE from payments due to RADIANCE shall be withheld and promptly paid by RADIATEC to the appropriate tax authorities, and the Parties shall cause RADIATEC to furnish official tax receipts or other appropriate evidence issued by the tax authorities sufficient to enable RADIANCE to support a claim for a foreign income tax credit in respect of any sum withheld. In connection with the payment of dividends by RADIATEC to RADIANCE, the Parties shall cause RADIATEC to cooperate fully with RADIANCE so that the reduced withholding tax rate under the Convention between Japan and the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income by applied to such payment.

SECTION 13. TERM AND TERMINATION

13.1    TERM OF AGREEMENT

This Agreement shall become effective on the date of execution hereof, and shall remain in full force and effect for an indefinite period, unless earlier terminated pursuant to the following articles in this Section.

13.2    TERMINATION OF AGREEMENT

This Agreement shall terminate:

        (i) Upon the acquisition by a Party of all of the common stock of RADIATEC held by the other Party;

        (ii) At the election of RADIANCE upon a Change in Control of GLOBE in accordance with Section 14.3 of this Agreement;



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        (iii)   Upon the institution of any proceedings against either Party under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, which are not discharged within thirty (30) days of institution, but only if the other Party elects to terminate this Agreement;

        (iv) Upon the failure of either Party to satisfy its capital and other contribution requirements as set forth in Sections 2.6 and 2.7, but only if the other Party elects to terminate this Agreement;

        (v) In accordance with Section 15 of this Agreement in the case of a material breach of this Agreement by either Party.

13.3    EFFECT OF TERMINATION

        (i)     Upon termination of this Agreement in accordance with Section
                13.2 (ii), RADIANCE shall have the option, at its choice, (1) to purchase all of GLOBE's shares in RADIATEC at a price per share equal to the smaller of (a) fifty thousand yen (Yen50,000) and
                (b) the net worth of RADIATEC appearing on the latest annual balance sheet of RADIATEC divided by the total number of the then issued and outstanding shares of RADIATEC or (2) to sell to GLOBE all of RADIANCE's shares in RADIATEC at a price per share equal to the greater of (a) fifty thousand yen (Yen50,000) and
                (b) the net worth of RADIATEC appearing on the latest annual balance sheet of RADIATEC divided by the total number of the then issued and outstanding shares of RADIATEC.

        (ii)    Upon termination of this Agreement in accordance with Sections
                13.2 (iii), (iv) and (v), the terminating Party shall have the option, at its choice, (1) to purchase all of the other Party's shares in RADIATEC at a price per share equal to the smaller of
                (a) fifty thousand yen (Yen50,000) and (b) the net worth of RADIATEC appearing on the latest annual balance sheet of RADIATEC divided by the total number of the then issued and outstanding shares of RADIATEC or (2) to sell to the other Party all of the terminating Party's shares in RADIATEC at a price per share equal to the greater of (a) fifty thousand yen (Yen50,000) and (b) the net worth of RADIATEC appearing on the latest annual balance sheet of RADIATEC divided by the total number of the then issued and outstanding shares of RADIATEC.

SECTION 14. CHANGE OF CONTROL

14.1    CHANGE OF CONTROL OF RADIANCE PRIOR TO THE GOVERNMENTAL APPROVAL

Upon a Change of Control of RADIANCE prior to the Governmental Approval(s) of RADIATEC's first Product for importation to and commercial sale in Japan, RADIANCE shall have the option to purchase all of GLOBE's shares in RADIATEC in consideration of the following:

        (i) Reimbursement to GLOBE for all cash investments in the capital of RADIATEC as well as repayment of an outstanding amount of any loan made by GLOBE.

        (ii) Performance of the Buyout obligations in Section 7 of the International Distributor Agreement.



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14.2    CHANGE OF CONTROL OF RADIANCE FOLLOWING THE GOVERNMENTAL APPROVAL

Upon a change of control of RADIANCE following the Governmental Approval(s) of RADIATEC's first Product for importation to and commercial sale in Japan, RADIANCE shall have the option to purchase all of GLOBE's shares in RADIATEC in consideration of the following:

        (i) Reimbursement to GLOBE for all cash investments in the capital of RADIATEC as well as repayment of an outstanding amount of any loan made by GLOBE; and

        (ii) Causing RADIATEC to allow Cosmotec Co., Ltd. a one year transition period to market, on an exclusive basis, any of the Products under the Governmental Approval(s) within the Territory under the International Distributor Agreement.

        (iii) Performance of the Buyout obligations in Section 7 of the International Distributor Agreement.

14.3    CHANGE OF CONTROL OF GLOBE

Upon a Change of Control of GLOBE in which the successor is engaged in business which is competitive to the business of RADIATEC or RADIANCE, shall have the right to terminate this Agreement, without penalty, within a twenty-four (24) month period after such Change of Control, subject to a reasonable prior notice period; provided, however, that a six (6) month prior notice period shall be automatically deemed reasonable.

Upon a Change of Control of GLOBE in which the successor is not engaged in business which is competitive to the business of RADIATEC or RADIANCE, this Agreement shall remain in full force and effect.

14.4    DEFINITION OF CHANGE OF CONTROL

For the purpose of this Agreement, "Change of Control" means, with respect to either Party, any transaction, or series of related transactions, in which control of such Party, or substantially all of the business of such Party, is acquired by any person, whether by merger, purchase or transfer of stock, purchase of assets or otherwise.

SECTION 15. CANCELLATION

If a material breach of this Agreement by either Party shall occur, then, regardless of whether such breach was intentional or accidental, this Agreement may be terminated by the other Party by giving ninety (90) days prior written notice to the Party in breach. Such termination shall become effective at the end of said ninety (90)-day period unless the breach is cured during such period.

SECTION 16. INTERPRETATION, DISPUTES AND GENERAL PROVISIONS

16.1    APPLICABLE LAW

The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of Japan.

16.2    GOVERNING LANGUAGE



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This Agreement is in the English language only, which language shall control in all respects. No translation of this Agreement into any other language shall have force or effect in the interpretation of this Agreement or in a determination of the intent of either Party.

16.3    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior written or oral agreements or understandings between the Parties.

16.4    MODIFICATION, ETC. OF AGREEMENT

No oral statement by either of the Parties shall alter the meaning or interpretation of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on either Party unless in writing and executed by the respective duly authorized representative of each Party.

16.5    NON-WAIVER

No omission or delay on the part of either Party in requiring due and punctual fulfillment by the other Party of the obligations of such other Party hereunder shall be deemed to constitute a waiver by the omitting or delaying Party of any of its rights to require due and punctual fulfillment of any obligations hereunder, similar or otherwise, or a waiver of any remedy it might have hereunder.

16.6    FORCE MAJEURE

A failure or omission by either Party in the performance of any obligation of this Agreement shall not be deemed a breach of this Agreement and shall not create any liability if the same shall arise from any cause or causes beyond the control of such Party, including, but not limited to, the following, which for the purposes of this Agreement shall be regarded as beyond the control of the Party in question:

        (i) Acts of God or acts or omissions of any government or any agency thereof, including compliance with requests, recommendations, rules, regulations or orders of any government authority or any officer, department, agency or instrumentality thereof; and

        (ii) Fire, storm, flood, earthquake, accident, acts of a public enemy, war, rebellion, insurrection, riot, invasion, strikes or lockouts.

16.7    ASSIGNMENT

Unless otherwise provided for in this Agreement, neither this Agreement nor any rights and obligations hereunder shall be assigned by either Party to any third party without the prior written consent of the other Party.

16.8    NOTICES

Except as otherwise provided for in this Agreement, all notices required or permitted to be given hereunder shall be in writing in the English language and shall be valid and sufficient if



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dispatched by registered airmail, postage prepaid, in any post office in the
United States of America in the case of such notices being dispatched from RADIANCE or in Japan in the case of such notices being dispatched from GLOBE, as the case may be, addressed to the other Party at the address first above written. Either Party may change its address by notice given to the other Party in the manner set forth above. Notices as herein provided for shall be considered to have been given ten (10) days after the mailing thereof.

16.9    ARBITRATION

All disputes, controversies or differences which may arise between the Parties in relation to this Agreement, or for the breach hereof, shall be settled through bona fide negotiations between the Parties. Should such negotiations fail to result in a settlement within three (3) months from the date such negotiations began, the relevant dispute shall be finally settled by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by which each Party agrees to be bound. The place of arbitration shall be Tokyo, Japan if filed by RADIANCE or Los Angeles, California if filed by GLOBE.



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IN WITNESS WHEREOF this Agreement has been executed by the duly authorized representatives of the Parties on the date first above written.


RADIANCE MEDICAL SYSTEMS, INC.          GLOBE CO., LTD.


By                                      By
  ------------------------------          --------------------------------------
Name:                                   Name:
Title:                                  Title:



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